Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

TELUS International (Cda) Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Subordinate voting shares, no par value per share	Other (1)	53,029,066 (2)	$2.825 (1)	$149,807,111.45	$153.10 per $1,000,000	$22,935.47
Total Offering Amounts					$149,807,111.45		$22,935.47
Total Fee Offsets							$0
Net Fee Due							$22,935.47

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on a Proposed Maximum Offering Price Per Unit of $2.825, which was determined based on the average of the high and low prices of one of TELUS International (Cda) Inc.’s (the “Registrant”) subordinate voting shares, no par value per share (“Shares”), as reported by the New York Stock Exchange on May 15, 2025.

(2)	Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional Shares that become issuable under the TELUS International (Cda) Inc. Amended and Restated 2021 Omnibus Incentive Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding Shares.